Exhibit 5.1

March 20, 2014
Board of Directors
RadiSys Corporation
5445 NE Dawson Creek Rd.
Hillsboro, OR 97124

We have acted as counsel to RadiSys Corporation, an Oregon corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-3 (File No. 333-191229) (as amended or supplemented, the “Registration Statement”) filed on September 18, 2013 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Securities Act”), relating to the registration of the offer by the Company of up to $100,000,000 of any combination of securities of the types specified in the Registration Statement. The Registration Statement was declared effective by the Commission on October 16, 2013. Reference is made to our opinion letter dated September 18, 2013 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated March 20, 2014 and filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 6,555,000 shares of the Company’s Common Stock, no par value per share (the “Shares”) covered by the Registration Statement, which includes 855,000 shares subject to the underwriters’ over-allotment option, as described in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. The opinion set forth below is limited to the laws of Oregon.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and delivered against payment in accordance with the terms of the underwriting agreement referred to in the Prospectus Supplement, the Shares will be validly issued, fully paid and non-assessable.

We consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Stoel Rives LLP
STOEL RIVES LLP